Exhibit 99.2

Pierre Foods, Inc. (the “Company”) has provided the information below in order to present the Last Twelve Months historical results, the Last Twelve Months EBITDA, as well as the Last Twelve Months Adjusted EBITDA. The information herein is included for informational purposes and should be read in conjunction with the press release issued on October 14, 2005.  Note that on June 30, 2004, during Second Quarter Fiscal 2005, the Company was acquired by an affiliate of Madison Dearborn Partners, LLC (the “Acquisition”).

Pierre Foods, Inc. is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre Foods, Inc. markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE® and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout the news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure).  “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA and Adjusted EBITDA are included in the press release because they are the basis upon which the Company’s management assesses financial performance.  While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculations.  A reconciliation of net income (loss) to Adjusted EBITDA is included in the press release.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect the Company’s expectations at the time the press release was issued and are not guarantees of future performance but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, chicken, pork and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information.  The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable.  To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the United States Department of Agriculture, the Food and Drug Administration and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations.  The Company is also involved in various legal actions arising in the normal course of business.  These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made.  Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.

CONDENSED STATEMENTS OF OPERATIONS

Unaudited

(in thousands)

	Second Quarter Fiscal 2006	First Quarter Fiscal 2006	Fourth Quarter Fiscal 2005	Third Quarter Fiscal 2005	Last Twelve Months
Sales	$99,180	$107,735	$107,459	$111,969	$426,343
Cost of goods sold	73,791	78,341	77,743	80,148	310,023
Selling, general and administrative expenses	16,165	17,038	14,862	15,410	63,475
Depreciation and amortization	7,586	7,901	8,620	8,576	32,683
Interest expense	5,479	5,472	5,217	5,247	21,415
Other income, net	8	27	12	12	59
Loss on disposition of property, plant & equipment	—	—	5	—	5
Income (loss) before taxes	(3,833)	(990)	1,024	2,600	(1,199)
Income tax (provision) benefit	2,278	378	(1,410)	(823)	423
Net income (loss)	$(1,555)	$(612)	$(386)	$1,777	$(776)

The following table provides reconciliation from net income (loss) to EBITDA:

	Second Quarter Fiscal 2006	First Quarter Fiscal 2006	Fourth Quarter Fiscal 2005	Third Quarter Fiscal 2005	Last Twelve Months
	(in thousands)
Net income (loss)	$(1,555)	$(612)	$(386)	$1,777	$(776)
Income tax provision (benefit)	(2,278)	(378)	1,410	823	(423)
Interest expense	5,479	5,472	5,217	5,247	21,415
Depreciation and amortization	7,586	7,901	8,620	8,576	32,683
EBITDA	$9,232	$12,383	$14,861	$16,423	$52,899

The operating results for Second Quarter Fiscal 2006, First Quarter Fiscal 2006, Fourth Quarter Fiscal 2005 and Third Quarter Fiscal 2005 have not been adjusted for the following expenses that the Company does not expect to incur in the future or occurred as a result of the Acquisition.  Excluding these expenses, Adjusted EBITDA for these periods would have been $9.4 million, $12.5 million, $15.1 million and $17.0 million, respectively.   Excluding these expenses, Adjusted EBITDA for the Last Twelve Months would have been $53.9 million.

	Second Quarter Fiscal 2006	First Quarter Fiscal 2006	Fourth Quarter Fiscal 2005	Third Quarter Fiscal 2005	Last Twelve Months
	(in thousands)

EBITDA	$9,232	$12,383	$14,861	$16,423	$52,899
Purchase accounting adjustment (a)	—	—	99	422	521
Non-cash compensation expense (b)	122	122	122	122	488
Total	122	122	221	544	1,009
Adjusted EBITDA	$9,354	$12,505	$15,082	$16,967	$53,908

(a)          The purchase accounting adjustment represents the step-up in basis of inventory as a result of the acquisition and corresponding increase in cost of goods sold in the subsequent period.

(b)         Represents non-cash compensation expense attributable to the accretion of dividends on the preferred stock of Pierre Holding Corp. held in a rabbi trust to fund PF Management’s obligations under a deferred compensation plan, which was adopted in connection with the Acquisition.